LOAN AGREEMENT

No. 81/01/LCD

entered into by and between
1.	Commercial Name:	Ceska sporitelna, a.s.
	Registered Address:	Prague 4, Olbrachtova 1929/62, Zip Code: 140 00
	IČ (Company Id. No.):	45244782
as lender (the "Bank")
and
2.	Commercial Name:	CME Media Enterprises B.V.
	Registered Address:	Hoogoorddreef 9, 1101BA Amsterdam Zuidoost, The Netherlands
Registration number: 33246826
as borrower (the "Client")

as of the date set forth below (this "Loan Agreement"). The Bank shall provide the funds up to the amount of the Loan Facility to the Client and the Client shall repay the Loan and pay any interest accrued thereon to the Bank in accordance with this Loan Agreement and the General Terms and Conditions of Ceska sporitelna, a.s. for the Provision of Loans, including, without limitation, Mortgage Loans, to Legal Entities and Individuals - Entrepreneurs that are valid and effective as of the date of execution of this Loan Agreement (hereinafter "General Loan Terms and Conditions").

ARTICLE I

THE LOAN

1. Loan Facility and Loan Currency. The Bank shall provide to the Client funds up to the amount of CZK 249.764.513,28 (in words: twohundredandfortyninemillionsevenhundredandsixtyfourthousandfivehundredandthirteen,28 CZK).

2. Purpose of Loan. The Client shall use the Loan for the following purpose: repayment of loan provided to the Client by the Bank on the basis of the Loan Agreement "Smlouva o uveru" concluded between the Client and the Bank on August 1, 1996 (the "Senior Loan Agreement").

ARTICLE II

THE INTEREST

1. Interest Rate. The interest shall accrue on the Loan at the Variable Rate. The Variable Rate shall be the sum of the amount of the Reference Rate on the Calculation Date plus a margin of 3,5% per annum. The Reference Rate shall mean 12 months PRIBOR. PRIBOR is the interest rate for 12 months deposits quoted by Reuters on the PRBO-page on the Calculation Date, or, if no such interest rate is quoted on the said page on such day, the interest rate determined by the Bank at the beginning of each Interest Rate Period as common market rate at which 12 months deposit moneys in CZK are offered at the Prague interbank market.

2. Interest Period. Interest Periods shall be recurrent. The term of each Interest Period shall be calendar quarter.

ARTICLE III

DRAWING OF ADVANCE

1. Draw-Down Period. The Client shall be entitled to draw any Advances up to the amount of the Loan Facility only within the Draw-Down Period commencing on execution of this Loan Agreement and ending on November 30, 2001.

2. Minimum Advance Amount. The Client shall not draw any Advance which is less than CZK 249.764.513,28 (in words: twohundredandfortyninemillionsevenhundredandsixtyfourthousandfivehundredandthirteen,28 CZK).

3. Procedure of Drawing of Advance. The Bank shall transfer the funds representing any Advance to the Client's account No. 4503-0309614449/0800 pursuant to the Client's drawdown request delivered to the Bank according to the respective provisions of General Loan Terms and Conditions.

4. Conditions of Drawing of Advance. Prior to the first drawing of Advance, the Client shall (i) deliver to the Bank the following documents:

in form and content satisfactory to the Bank any and all documents confirming the Client is a company duly established and existing under the laws of the Netherlands and is entitled to conclude this Loan Agreement as well as any and all agreements concluded on the basis and in relation to this Loan Agreement, in form and content satisfactory to the Bank any and all documents confirming the representatives of the Client are entitled to conclude this Loan Agreement as well as any and all agreements concluded on the basis and in relation to this Loan Agreement, an excerpt from the Land Register Praha-mesto, property sheet No. 1326 pertaining to the owner, company Ceska nezavisla televizni spolecnost, spol. s r.o., Praha1, Vladislavova 20, IC 49616668, proving that the Bank has become a pledgee in terms of a collateral contract specified in the Article VII of this Loan agreement (the "Collateral contract") and there are no registered liens in favor of any third party burdening buildings and lands named therein, a confirmation letter notifying a security assignment of receivables performed pursuant to the Collateral contract, duly signed by authorized representatives of the company Ceska nezavisla televizni spolecnost, spol. s r.o., Praha1, Vladislavova 20, IC 49616668.

and (ii) the following conditions of drawing of the first Advance shall be met:

execution of the Collateral contract entered into and between the Bank and company, CME Czech Republic B.V., with its registered seat at Hoogoorddreef 9, 1101BA Amsterdam Zuidoost, The Netherlands, pursuant to the Article VII of this Loan agreement.

ARTICLE IV

REPAYMENT OF THE LOAN

1. Loan Repayment. The Client shall repay the Loan to the Bank in full by a lump-sum installment or in partial installments by November 30, 2005. No installment shall be less than CZK 10.000.000,-.

2. Repayment Date. The final repayment date in respect of the Loan shall be
November 30, 2005.

3. Current Account for Transferring Repayment Funds. The Client shall transfer the funds necessary for the repayment of the Loan and payment of any other obligations of the Client in connection with this Loan Agreement to bank account no. 000000-2000635339/0800. At least two business days prior to any repayment of the Loan, the Client shall deliver to the Bank a written notification of (i) its intention to repay or partially repay the Loan, (ii) the exact amount that shall be used for such repayment and (iii) the date of such repayment. Based on such notification the Bank shall set-off the respective amount on the date stated therein.

4. Extraordinary Repayment The Bank and the Client agree that all proceeds received by the Bank in connection with the collateral specified in the Article VII of this agreement, particularly all dividend payments assigned onto the Bank for security purposes, shall be used by the Bank as an extraordinary repayment of the Loan without a prior notice to the Client.

4. Release of Collateral. The Bank shall, within five business days after the Loan and all other payments connected thereto are fully repaid, issue the Client with a confirmation that the Collateral (Article VII) can be released.

ARTICLE V

REPRESENTATIONS OF THE CLIENT

1. The Client represents that in the legal relationship established under this Loan Agreement it acts as a legal entity and that the execution of this Loan Agreement falls within the scope of its entrepreneurial activity or other business operations.

2. The Client represents that all representations made by the Client in the General Loan Terms and Conditions are true, complete, accurate and not misleading in any material respect.

3. The Client represents that a person providing collateral under this Loan agreement, company CME Czech Republic B.V., with its registered seat at Hoogoorddreef 9, 1101BA Amsterdam Zuidoost, The Netherlands (hereinafter as "Security assignor"), is its 100% subsidiary and agrees to execution of the collateral contract specified in the Article VII herein.

ARTICLE VI

DUTIES AND OBLIGATIONS OF THE CLIENT

For the purpose of this Loan Agreement omitted.

ARTICLE VII

COLLATERAL

1. Collateral. To secure due and timely payment of any claims that the Bank may have against the Client in connection with this Loan Agreement and the General Loan Terms and Conditions, the Client shall ensure the creation of the following Collateral:

security assignment of a receivable in the amount of CZK 283.087.301,-- for dividend payment arising from the decision of the Security assignor's general meeting held on April 17, 2000 in Prague, and all other rights connected thereto, particularly pledge right over the property owned by Ceska nezavisla televizni spolecnost, spol. s r.o., Praha1, Vladislavova 20, IC 49616668 consisting of building no. 1477 on the plot no. 696, building no. 28 on the plot no. 709 and plots no. 696, 709 and 697 registered in the district Nove Mesto, municipality Praha, Land Register Praha - mesto on the property sheet no. 1326.

ARTICLE VIII

INSURANCE

For the purpose of this Loan Agreement omitted.

ARTICLE IX

FEES AND CHARGES

For the purpose of this Loan Agreement omitted.

ARTICLE X

SANCTIONS

1. Default Interest. Should the Client fail to duly and timely repay the Loan, the Client shall in addition to, and not in lieu of, any interest accruing on the Loan also pay to the Bank in respect of overdue Loan or any part thereof a default interest in the amount of 10% per annum. If the Client fails to duly and timely pay any interest which accrues on the Loan, contractual penalties, Charges, Fees, damages, costs incurred by the Bank, or any other monetary obligations of the Client in connection with this Loan Agreement, the Client shall pay to the Bank in respect of such overdue amounts a default interest in the amount of 10% per annum.

2. Grace Period. The Bank shall grant the Client a grace period of three business days before the Default Interest takes effect.

ARTICLE XI

FINAL PROVISIONS

1. Relation between the Loan Agreement and the General Loan Terms and Conditions. The General Loan Terms and Conditions form an integral part of this Loan Agreement. If the provisions of the General Loan Terms and Conditions differ from or conflict with the provisions of this Loan Agreement, the latter shall prevail. By executing this Loan Agreement, the Client confirms that it (i) has received a copy of the General Loan Terms and Conditions, (ii) consents to thereto free of any reservations, and (iii) shall comply with the General Loan Terms and Conditions.

2. Modifications and Amendments of the Loan Agreement and the General Loan Terms and Conditions. This Loan Agreement may only be changed, modified, or amended by written agreement between the Client and the Bank that express the clear will of the Parties to change, modify or amend this Loan Agreement. The General Loan Terms and Conditions may be changed, modified, or amended in the manner specified therein.

3. Counterparts. This Agreement is executed in two (2) counterparts of which the Client and the Bank shall each receive one (1) counterpart.

4. Disputes. Any disputes arising from or in connection with this Loan Agreement shall be finally resolved in arbitration proceedings conducted before the arbitration tribunal of the Arbitration Court attached to the Economic Chamber of the Czech Republic and Agricultural Chamber of the Czech Republic in Prague in accordance with its rules by three (3) arbitrators appointed in accordance with such rules. The Parties shall perform all of their respective obligations under the arbitration award within the time-limits specified therein.

5. Mailing Address of the Client and the Bank. The parties agree that any correspondence and other written materials to be delivered under this Loan Agreement shall be delivered as follows: If to the Client, at: CME Media Enterprises B.V., 8th Floor, Aldwych House, 71-91 Aldwych, London, WC2B 4HN, for the attention of the VP-Finance, Mark Wyllie, telephone: 44 20 7430 5337, Fax: 44 20 7430 5402, and, if to the Bank, at: Ceska sporitelna, a.s., Olbrachtova 62, Prague 4, Czech Republic, Department of Restructuring and Workout (1260), for the attention of Mr. Jaroslav Jirat or Mr. Daniel Hribal, telephone: 0042 2 61073563 or 0042 2 61073572, Fax: 0042 2 61073229, e-mail address: jjirat@csas.cz or dhribal@csas.cz.

6. Effect of this Loan Agreement. This Loan Agreement shall become valid and effective upon execution by all parties thereto.

7. Expression of Free Will. After having read the Agreement, the parties declare their consent to its contents, and that the same was prepared on the basis of truthful information and their true and free will, and that it has not been negotiated under duress or on conspicuously disadvantageous conditions.

ARTICLE XII

INTERIM PROVISIONS

1. Applicability of Interim Provisions. Each of the following provisions of this Article XII shall apply to the legal relationship between the Client and the Bank until the delivery by the Bank to the correspondence address of the Client of a written notice of termination thereof. In such case the following provisions of this Article XII shall not apply to the legal relationship between the Client and the Bank from the date that is fifteen (15) days following the delivery of the above described notice to the Client.

2. Priority of Interim Provisions. Should the provisions of this Article XII differ from or conflict with other provisions of this Loan Agreement or the General Loan Terms and Conditions, the provisions of this Article XII shall prevail.

3. Repayment Order. The Bank shall set-off the funds deposited in the Client's current account specified in Section IV.3 of this Loan Agreement against any due claims that the Bank may have against the Client in the following order:

a) reimbursement for losses and costs incurred by the Bank;

b) Charges;

c) Fees;

d) interest accrued on the Loan;

e) payment of contractual penalties and default interest; and

f) installments of the Loan (if the Loan is repaid by installments, commencing with the installment of oldest maturity and ending with the most recent installment)

4. Interest Period. The Client shall pay the interest accrued on the Loan on the last day of the applicable Interest Period for each day of the Interest Period commencing on the later of: the first day of the applicable Interest Period (inclusive), or the date of provision of the Loan (inclusive), and ending on the earlier of: the last day of the applicable Interest Period (inclusive), or the day preceding the repayment date (inclusive).

5. Availability of Funds. If any receivable that the Bank may have against the Client pursuant to this Loan Agreement becomes due and payable on a day other than a Business Day for the currency in which such claim is denominated, the Client shall ensure sufficient funds be available in its current account specified in Section IV.3 on or prior to the Business Day for such currency immediately preceding the due date for the payment of such receivable.

IN WITNESS WHEREOF, each of the parties has affixed its authentic signature on the day and year set forth below.

Ceska sporitelna, a.s.:

By : ___ /s/ Josef Suryn ____	By : __/s/ Jaroslav Jirat _____
Name : Josef Suryn	Name : Jaroslav Jirat
Title : Head of Section 1263 - Big Corporations	Title : Disponent, Section 1263
Date : October 5, 2001	Date : October 5, 2001

CME Media Enterprises B.V.

By : ___ /s/ Frederic Thomas Klinkhammer _____

Name : Frederic Thomas Klinkhammer

Title : Director A

Date : October 2, 2001